Exhibit 15.3
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in Amendment No.1 to the Registration Statement (on Forms F-4 and S-4) and related Prospectus of Compagnie Generale de Geophysique for the exchange offer of its outstanding 7 1/2% Senior Notes due 2015 of our report dated February 1st, 2005, with respect to the financial statements of Arabian Geophysical & Surveying Company Limited included in Amendment No. 2 to the Annual Report (on Form 20-F/A) of Compagnie Générale de Géophysique for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
Al Khobar, Saudi Arabia
October 31, 2005

ERNEST & YOUNG Audit

/s/ Abdulaziz SAUD ALSHUBAIBI

Abdulaziz SAUD ALSHUBAIBI